Exhibit 99.2

NewHold Investment Corp. II (NASDAQ: NHIC) CEO Kevin Charlton today issued the following letter:

Dear NewHold Investment Corp. II Shareholder,

Today we have begun the process of winding down NHIC II. We will be returning capital in trust to our investors, as we have been unable to consummate a transaction that meets our investment criteria and is executable within our timeframe.

First, we would like to thank you for your support. We launched our SPAC franchise with NewHold Investment Corp. (“NHIC I”) in 2020 to bring game changing industrial technology companies that are seeking to accelerate growth to the public markets. We are very proud that we were able to list our first SPAC on NASDAQ in July 2020 and complete a successful merger in July 2021. Following this merger, we launched our second SPAC, NewHold Investment Corp. II (“NHIC II”) with a successful IPO in October 2021 during what was becoming a difficult time for SPAC transactions.

Since that time, a turbulent and adverse market for SPACs has stymied both our ability to find a suitable target and to advance high-quality targets to the public markets. Since our IPO in October 2021, the NHIC team built a strong deal pipeline of over 130 companies, signed over 30 NDAs, met with over a dozen potential business combination targets and conducted due diligence on several of them. Although we considered winding down in December 2022 in light of regulatory uncertainty, we had an active pipeline that we continued to pursue. We came close to announcing a merger partner before April 25, 2023, the deadline by which we needed to file a registration statement with the SEC to extend our life by an additional six months, but market conditions prevented us from securing the minimum cash we needed to proceed.

We will cease all operations and redeem all of our outstanding shares of Class A common stock for $10.28 promptly after April 25, 2023. There will be no redemption rights or liquidating distributions with respect to our warrants. On April 25, 2023, we filed a Current Report on Form 8-K with the Securities and Exchange Commission and a press release is below with additional details regarding the liquidation process and the redemption procedures.

We are disappointed that we did not achieve our objective of consummating a high-quality transaction for our shareholders. While we are winding down NHIC II, we still very much believe in the SPAC model and product as both an attractive investment opportunity and an efficient vehicle to take promising companies public, and we look forward to staying active in this market as market conditions improve and the regulatory environment becomes clear.

We are extremely grateful for your partnership and patience over the past year and a half.

Sincerely,

Kevin Charlton
Chief Executive Officer

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s intention to redeem all of its outstanding public shares, the Company’s cash position or cash held in the Company’s trust account, the expected Redemption Amount, or the timing when the public shares will cease trading on NASDAQ. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts

Samy Hammad
Chief Financial Officer
shammad@newholdllc.com